Exhibit 99.1

Centennial Reiterates Fiscal 2004 Guidance; Reschedules Fourth Quarter Earnings Conference Call


WALL, N.J.--Aug. 13, 2004--Centennial Communications Corp. (the "Company") (Nasdaq: CYCL) today reiterated its previously issued guidance for the fiscal year ended May 31, 2004 as follows. The Company expects adjusted operating income to be a minimum of $325 million for fiscal 2004. The increase in adjusted operating income in fiscal 2004 as compared to fiscal 2003 is expected despite a projected reduction of approximately $25 million in U.S. Wireless roaming revenues in fiscal 2004 from the level experienced in fiscal 2003. The Company expects to report capital expenditures of approximately $135 million for fiscal 2004. The Company has not included a reconciliation of projected adjusted operating income in this press release since projections for some components of such reconciliation are not possible to project at this time.

Additionally, in preparation for complying with the provisions of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting that will be effective for the Company beginning May 31, 2005, and recent guidance surrounding such legislation, the Company is considering restating its financial statements for certain prior periods. Such restatement would primarily relate to adjustments that were identified in the course of prior audits of the Company's financial statements, but not recorded at the time due to their immateriality. The Company is still in the process of completing its analysis of the effect of the potential adjustments but does not expect that the aggregate effect will be material.

As  a  result  of  this  effort,  the  Company's  audit  is  not  yet  complete.
Accordingly, the Company will not be releasing earnings on August 16, 2004 as previously planned. The Company intends to file a Form 12b-25 with the SEC extending the period of time to file its Form 10-K for the year ended May 31, 2004. The Company anticipates releasing its earnings and filing its Form 10-K on or before August 31, 2004. A specific date will be announced as soon as the audit of the Company's financial statements is complete.

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 1,027,500 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.



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Cautionary statement for purposes of the "safe harbor" provisions of the Private
Securities  Litigation  Reform Act of 1995:  Information  in this  release  that
involves  Centennial's   expectations,   beliefs,  hopes,  plans,   projections,
estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we
operate,  including,   without  limitation,  the  effect  of  existing  and  new
competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued
reduction  of  prices  charged  and  lower  average   revenue  per   subscriber;
fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations that took effect November 2003 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to
possible   health  effects  of  radio  frequency   transmission;   the  relative
illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange



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Commission.  Allforward-looking  statements  included in this  release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

CONTACT:
Centennial Communications Corp.
Eric S. Weinstein
732-556-2220


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